Exhibit 99.1

For further information:

Media Contact:
Amy Yuhn
312-564-1378
ayuhn@theprivatebank.com

Investor Relations Contact:
Jeanette O'Loughlin
312-564-6076
joloughlin@theprivatebank.com
For Immediate Release

PrivateBancorp Appoints Diane M. Aigotti and Richard S. Price to Board of Directors

CHICAGO, July 30, 2015 - PrivateBancorp, Inc. (NASDAQ: PVTB) today announced that Diane M. Aigotti and Richard S. Price have been appointed to its Board of Directors. Aigotti’s appointment was effective immediately and Price’s appointment is effective August 1, 2015.

“We are pleased to welcome Diane and Richard, both of whom bring valuable experience and skills to our board,” said James M. Guyette, Chairman, PrivateBancorp, Inc. “Their perspectives will help to strengthen our effective board oversight as the bank continues its successful growth.”

Aigotti has served as managing director and chief financial officer of Ryan Specialty Group, LLC, a Chicago-based global insurance organization, since its founding in 2010. Prior to that, she spent nearly eight years at Aon Corp. as its senior vice president, chief risk officer and treasurer. Earlier in her career, she served as vice president of finance at the University of Chicago Hospitals and Health System and as the budget director for the City of Chicago. She earned an M.B.A. from the University of Notre Dame and a bachelor’s degree in economics and political science from St. Mary’s College. Aigotti is a member of The Economic Club of Chicago and The Chicago Network and served on the board of directors of the Federal Home Loan Bank of Chicago from 2008 until earlier in 2015.

Price is chairman and chief executive officer of Mesirow Financial Holdings, Inc., a privately held diversified financial services firm headquartered in Chicago. He joined Mesirow in 1972 and has held a number of positions, including president and chief operating officer and president of its Insurance Services Division, a post he held for 25 years. Price is actively involved in a wide array of charitable, nonprofit and civic organizations in the Chicago area, including as a Director of World Business Chicago, Rush University Medical Center and Big Shoulders Fund. He is a member of The Economic Club of Chicago and the Executive Committee of the United States Holocaust Memorial Council.

“Richard and Diane are well recognized and respected business leaders and I and the other members of the bank’s management team look forward to having their guidance and counsel as we continue to build Chicago’s premier commercial middle market bank,” said Larry D. Richman, President and Chief Executive Officer, PrivateBancorp, Inc.

With the addition of Aigotti and Price, PrivateBancorp’s board has increased to 12 members.

About PrivateBancorp, Inc.

PrivateBancorp, Inc., through its subsidiaries, delivers customized business and personal financial services to middle-market companies, as well as business owners, executives, entrepreneurs and families in all of the markets and communities we serve. As of June 30, 2015, the Company had 34 offices in 11 states and $16.2 billion in assets. The Company’s website is www.theprivatebank.com.

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